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                                                                    Exhibit 12.1

                 RENAISSANCERE HOLDINGS LTD.  AND SUBSIDIARIES

 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

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
                                                                                       Year Ended December 31,
                                                            Quarter Ended     ----------------------------------------------
                                                            March 31, 1997      1996        1995         1994        1993
                                                            --------------    ----------------------------------------------
                                                                                   (dollars in thousands)
Income before income taxes and cumulative effect of
 change in accounting principle, but after minority
 interest..................................................    $35,982        $156,160     $165,322     $109,298     $31,281
Add:
 Portion of rents representative of the interest factor....         67              --           --           --          --
 Interest expense..........................................      1,933           6,553        6,424          192          --
                                                               -------        --------     --------     --------     -------
Income as adjusted.........................................    $37,982        $162,713     $171,746     $109,490     $31,281
                                                               =======        ========     ========     ========     =======
Fixed charges:
 Interest expense..........................................    $ 1,933        $  6,553     $  6,424     $    192     $    --
 Preferred dividends.......................................        545              --        2,536       12,879          --
 Portion of rents representative of the interest factor....         67              --           --           --          --
                                                               -------        --------     --------     --------     -------
 Total.....................................................    $ 2,545        $  6,553     $  8,960     $ 13,071     $    --
                                                               =======        ========     ========     ========     =======
Ratio of earnings to fixed charges.........................      14.9x           24.8x        19.2x         8.4x        N/A

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